Exhibit 99.1

CytoSorbents Reports Second Quarter 2021 Financial and

Operational Results

Total revenue increased 23% to $12.0 million. Core non-COVID-19 product sales increased 38% Y-Y, driving overall Q2 2021 product sales to $11.4 million versus $9.5 million a year ago

MONMOUTH JUNCTION, N.J., August 3, 2021 — CytoSorbents Corporation (NASDAQ: CTSO), a leader in the treatment of life-threatening conditions in intensive care and cardiac surgery using blood purification via its proprietary polymer adsorption technology, reports financial and operating results for the quarter and six months ending June 30, 2021.

 Second Quarter 2021 Financial Highlights

•	Total revenue, including product sales and grant income, for Q2 2021 was $12.0 million, up 23% compared to $9.8 million in Q2 2020.
•	Q2 2021 product sales increased 19% to $11.4 million compared to Q2 2020 product sales of $9.5 million.
•	Core non-COVID-19 product sales for Q2 2021 were a record $9.7 million, up 38% compared to approximately $7.0 million in Q2 2020.
•	Consolidated gross profit rose to $9.3 million in Q2 2021, compared to $6.5 million in Q2 2020.
•	2Q 2021 product gross margins were approximately 82%, compared to 70% in 2Q 2020.
•	As of June 30, 2021, trailing twelve months product sales rose 44% to $43.3 million versus $30.0 million for the same period ending June 30, 2020.
•	The Company maintains a healthy cash balance of $65.6 million as of June 30, 2021.

Recent Operating Highlights

•	In July, CytoSorbents received full FDA approval for its IDE application to conduct the pivotal STAR-T (Safe and Timely Antithrombotic Removal – Ticagrelor) double-blind, randomized, controlled trial in the United States to support marketing approval of the DrugSorb-ATR™ antithrombotic removal system for intraoperative ticagrelor removal during cardiothoracic surgery.
•	More than 143,000 CytoSorb devices have been delivered to date, an increase of 43% percent compared to more than 100,000 treatments delivered as of Q2 2020, with an estimated 6,500 COVID-19 patients treated globally.
•	CytoSorb was registered and became commercially available in Singapore for all equivalent European Union approved indications, including the reduction of cytokines , the reduction of bilirubin in liver disease, the reduction of myoglobin in trauma, and the removal of ticagrelor and rivaroxaban during urgent or emergent cardiothoracic surgery.
•	CytoSorbents appointed Terri Anne Powers, MBA, IRC as Vice President, Investor Relations and Corporate Communications.
•	The Company successfully completed its MISSION 100,000 international fundraising campaign to raise $100,000 for the global humanitarian organization CARE. Funds raised will be used to fight the spread of COVID-19 in the U.S. and abroad.

Second Half and Full Year 2021 Product Revenue Guidance

•	We continue to expect strong growth in core, non-COVID-19 product sales for the remainder of the year, with at least 30% Y-Y growth in the second half of 2021, as well as at least 30% Y-Y growth in full year 2021 core, non-COVID-19 product sales.
•	To be conservative, we expect COVID-19 product sales for the remainder of the year to be less than $1 million.
•	Overall, we expect second half 2021 product sales to exceed first half 2021 product sales.

Dr. Phillip Chan, Chief Executive Officer of CytoSorbents stated, “We continue to prioritize the U.S. STAR-T trial as we believe it provides the lowest risk, fastest, and most likely path to U.S. marketing approval. Following full FDA approval of our IDE application in July, we are ramping activities to begin enrollment, with the first patient enrollment expected this quarter and trial completion targeted next year. We believe the STAR-T pivotal trial is rigorously designed to generate the highest level of evidence and capture the full clinical and economic benefits of intraoperative ticagrelor removal with our DrugSorb-ATR system in patients undergoing cardiothoracic surgery. If obtained, FDA marketing approval of DrugSorb-ATR for this application would be the first step in a planned multi-phase growth strategy in the United States. We expect to leverage the STAR-T trial infrastructure and trial design in future studies to secure other antithrombotic drug removal indications during cardiothoracic surgery. Eventually, we plan to pursue the expanded use of DrugSorb-ATR as a pre-operative measure to reduce the risk of bleeding in patients on antithrombotic drugs undergoing any type of high-risk surgical procedure. Overall, we believe the results from these randomized, controlled trials, combined with real-world evidence from the STAR registry, will eventually support the use of our technology as the new global standard of care for the acute hospital management of patients on antithrombotic drugs.”

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Dr. Chan continued, “Turning to quarterly results, product sales in the second quarter of 2021 grew 19% to $11.4 million compared to the prior year, aided by 38% growth in core non-COVID-19 product sales. These core sales reached a quarterly record of $9.7 million, or 85% of total product sales. We estimate that COVID-19 related sales in the second quarter of 2021 were approximately $1.7 million. We continue to see improved access of our direct sales force, distributors and partners to physicians and hospitals, though access is still significantly less than pre-pandemic levels. With the increase in global vaccinations, offset by the rise of new cases and hospitalizations driven by new COVID-19 variants, including the more contagious Delta variant, we are unable to predict what impact, if any, the COVID-19 pandemic may have on sales for the remainder of the year. Overall, we expect second half 2021 product sales to exceed first half 2021 product sales, with limited contribution from COVID-19 related sales in the second half of 2021.”

“Our business remains healthy with strong sales growth and 82% product gross margins achieved in the second quarter of 2021. We have maintained a robust cash balance, with $65.6M at June 30, 2021, providing us a long runway to support investments in operations and clinical studies worldwide to drive future growth. We also continue to expand our clinical team and other key talent to execute our strategy and believe we are well-positioned to grow in both the short- and long-term.”

Clinical Studies Update

•	In July 2021, the U.S. FDA fully approved the Company's IDE application for the up to 120 patient, double-blind, randomized, controlled U.S. STAR-T pivotal trial to remove ticagrelor intraoperatively during cardiothoracic surgery with the DrugSorb-ATR antithrombotic removal system. We are working closely with our contract research organization (CRO) and are advancing operational activities rapidly, including the successful completion of the first Investigator Meeting and execution of site initiation visits. We expect to begin enrollment in the third quarter of 2021, have all study sites activated by end of the year, and complete the study in 2022.

•	The U.S. REFRESH 2-AKI study continues to enroll at multiple clinical sites and based on our enrollment projections, notwithstanding potential COVID-19 related delays, we project the interim analysis milestone will be reached in 2022.

•	The CTC Registry: Primary results on observed ICU mortality of COVID-19 patients with acute respiratory distress syndrome (ARDS) requiring extracorporeal membrane oxygenation (ECMO) and treated with CytoSorb according to FDA Emergency Use Authorization criteria, have been accepted for presentation at the International Symposium of Intensive Care Medicine conference at the end of August 2021 in Brussels, Belgium, and have also been submitted for journal publication.

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•	The CYTATION trial in patients on ticagrelor undergoing emergent cardiothoracic surgery in Germany has enrolled the first patients, but enrollment has been slower than expected due to the continuing impact of the COVID-19 pandemic.

•	The PROCYSS randomized, controlled, multi-center trial in Germany to evaluate the ability of CytoSorb to restore hemodynamic stability in patients with refractory septic shock recently received Ethics Committee approval, and notwithstanding any COVID-19 associated delays, is expected to begin enrollment this year.

•	The Hep-On-Fire single-arm, multi-center trial in Germany in patients suffering from acute liver failure due to alcoholic hepatitis is also scheduled to start later this year, pending any COVID-19 related delays.

•	The Safe and Timely Antithrombotic Removal (STAR) Registry was designed to generate real world evidence on the antithrombotic removal application and will be ready to receive data entry from Germany and the U.K. this quarter, with plans to gradually expand to additional E.U. countries. Initial data release is planned for 2022.

•	Finally, we expect the results of the German government-sponsored and investigator-initiated REMOVE endocarditis study to be reported before the end of the year.

R&D Update

Our research and development efforts are gaining momentum despite the disruption brought on by the COVID-19 pandemic. Since the start of the year, internal and government grant funding have supported the expansion of our R&D staff by approximately 30%, and we expect to increase headcount further by the end of the year to support work associated with awarded grants and contracts. The revenue remaining to be earned on open grant contracts is $12.1 million.  To facilitate this growth, we have relocated half the team to the new facility in Princeton, New Jersey where we were able to occupy existing labs with minimal disruption to program timelines. Overall, grant funded programs, HemoDefend-BGA™ (Universal Plasma), HemoDefend-RBC™ and K+ontrol™, continue to progress and have been the beneficiary of ~$9.6 million, $4.7 million and $7.0 million in total funding, respectively, awarded to date.

We are pleased to report acceleration of our HemoDefend-RBC™ filter development, which is designed to remove non-infectious contaminants in transfused packed red blood cells that can cause transfusion reactions. We are currently producing devices for the required preclinical testing that is expected to start this quarter, to support an investigational device exemption (IDE) application to run a small (<30 patient) human study to support FDA marketing approval.

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Results of Operations for the Quarter ended June 30, 2021

Comparison for the three months ended June 30, 2021, and 2020

Revenues

Revenue from product sales was approximately $11,365,000 in the three months ended June 30, 2021, as compared to approximately $9,520,000 in the three months ended June 30, 2020, an increase of approximately $1,845,000, or 19%. This increase was driven by an increase in direct sales of approximately $1,492,000 resulting from sales to both new customers and repeat orders from existing customers and an increase in distributor sales of approximately $353,000. Sales to hospitals in the United States under the EUA granted by the FDA amounted to approximately $362,000 for the three months ended June 30, 2021. Though difficult to quantitate, we estimate that approximately $1.7 million of total product sales in the second quarter of 2021 was due to the demand for CytoSorb to treat COVID-19 patients. In addition, as a result of the increase in the average exchange rate of the Euro to the U.S. dollar, 2021 product sales were positively impacted by approximately $819,000. For the three months ended June 30, 2021, the average exchange rate of the Euro to the U.S. dollar was $1.21 as compared to an average exchange rate of $1.10 for the three months ended June 30, 2020.

Grant income was approximately $659,000 for the three months ended June 30, 2021 as compared to approximately $275,000 for the three months ended June 30, 2020, an increase of approximately $384,000, or 140%. This increase was a result of the easing of the COVID-19 pandemic during the three months ended June 30, 2021 and a corresponding increase in grant related work. During the three months ended June 30, 2020, our research and development employees were either deployed to work-from-home status or reassigned to assist in activities related to increasing the production of CytoSorb.

Total revenues were approximately $12,024,000 for the three months ended June 30, 2021, as compared to total revenues of approximately $9,795,000 for the three months ended June 30, 2020, an increase of approximately $2,229,000, or 23%.

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Cost of Revenues

For the three months ended June 30, 2021 and 2020, cost of revenue was approximately $2,710,000 and $3,250,000, respectively, a decrease of approximately $540,000. Product cost of revenue was approximately $2,094,000 and $2,901,000, respectively, for the three months ended June 30, 2021 and 2020, a decrease of approximately $807,000. This decrease was due to certain costs associated with the rapid ramp-up of production during the three months ended June 30, 2020 that did not recur during the three months ended June 30, 2021. Product gross margins were approximately 82% for the three months ended June 30, 2021 as compared to approximately 70% for the three months ended June 30, 2020. The increase in the gross margin percentage in 2021 was due manufacturing efficiencies achieved during the three months ended June 30, 2021 and the impact of the ramp-up costs incurred during the three months ended June 30, 2020 that did not recur in 2021.

Research and Development Expenses

For the three months ended June 30, 2021, research and development expenses were approximately $3,699,000, as compared to research and development expenses of approximately $2,406,000 for the three months ended June 30, 2020, an increase of approximately $1,293,000. This increase was due to an increase in our clinical trial activities of approximately $452,000 due to pre-enrollment activities related to our STAR-T trial in the United States, an increase in salaries related to our clinical trial activities of approximately $506,000 due to the hiring of clinical expertise, an increase in rent expense of approximately $181,000 related to rent expense on our new facility and an increase in non-grant related research and development labor and other costs of approximately $154,000.

Legal, Financial and Other Consulting Expenses

Legal, financial and other consulting expenses were approximately $718,000 for the three months ended June 30, 2021, as compared to approximately $846,000 for the three months ended June 30, 2020. The decrease of approximately $128,000 was due to a decrease in legal fees of approximately $98,000, a decrease in employment agency fees of approximately $46,000, and a decrease in accounting and auditing fees of approximately $23,000. The decreases were offset by an increase in consulting fees of approximately $39,000.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were approximately $9,821,000 for the three months ended June 30, 2021, as compared to approximately $6,591,000 for the three months ending June 30, 2020, an increase of $3,231,000. Approximately $1,396,000, or 43%, of this increase was associated with non-cash related expenses including restricted stock expense of approximately $884,000 related to restricted stock units granted to the Company’s executive officers and an increase in stock compensation expense of approximately $512,000. The remaining increases in selling, general and administrative expense are related to an increase in salaries, commissions and related costs of approximately $1,127,000, an increase in royalty expenses of approximately $156,000 due to the increase in product sales, an increase in commercial insurance of approximately $194,000 and an increase in sales and marketing costs, which include advertising and conference attendance of approximately $229,000 and an increase in other general and administrative expenses of approximately $129,000.

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Interest Expense, net

For the three months ended June 30, 2021, net interest income was approximately $13,000, as compared to net interest expense of approximately $274,000 for the three months ended June 30, 2020. This decrease in net interest expense was the result of the payoff of our outstanding term loans with Bridge Bank in December of 2020.

Gain (Loss) on Foreign Currency Transactions

For the three months ended June 30, 2021, the gain on foreign currency transactions was approximately $234,000 as compared to a gain of approximately $705,000 for the three months ended June 30, 2020. The 2021 gain was directly related to the increase in the spot exchange rate of the Euro to the U.S. dollar at June 30, 2021 as compared to March 31, 2021. The spot exchange rate of the Euro to the U.S. dollar was $1.18 per Euro at June 30, 2021, as compared to $1.17 per Euro at March 31, 2021. The 2020 gain was directly related to the increase in the spot exchange rate of the Euro at June 30, 2020 as compared to March 31, 2020. The spot exchange rate of the Euro to the U.S. dollar was $1.12 per Euro at June 30, 2020, as compared to $1.10 per Euro at March 31, 2020.

Comparison for the six months ended June 30, 2021, and 2020

Revenues

Revenue from product sales was approximately $21,509,000 in the six months ended June 30, 2021, as compared to approximately $17,676,000 in the six months ended June 30, 2020, an increase of approximately $3,833,000, or 22%. This increase was driven by an increase in direct sales of approximately $2,100,000 resulting from sales to both new customers and repeat orders from existing customers and an increase in distributor sales of approximately $1,733,000. Sales to hospitals in the United States under the EUA granted by the FDA amounted to approximately $666,000 for the six months ended June 30, 2021. Though difficult to quantitate, we estimate that approximately $3.5 million of total product sales in the six months ended June 30, 2021 was due to the demand for CytoSorb to treat COVID-19 patients. In addition, as a result of the increase in the average exchange rate of the Euro to the U.S. dollar, 2021 product sales were positively impacted by approximately $1,608,000. For the six months ended June 30, 2021, the average exchange rate of the Euro to the U.S. dollar was $1.21 as compared to an average exchange rate of $1.10 for the six months ended June 30, 2020.

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Grant income was approximately $1,114,000 for the six months ended June 30, 2021 as compared to approximately $826,000 for the six months ended June 30, 2020, an increase of approximately $288,000 or 35%. This increase was a result of the easing of the COVID-19 pandemic during the three months ended June 30, 2021 and a corresponding increase in grant related work. During the six months ended June 30, 2020, our research and development employees were either deployed to work-from-home status or reassigned to assist in activities related to increasing the production of CytoSorb.

Total revenues were approximately $22,623,000 for the six months ended June 30, 2021, as compared to total revenues of approximately $18,502,000 for the six months ended June 30, 2020, an increase of approximately $4,121,000, or 22%.

Cost of Revenues

For the six months ended June 30, 2021 and 2020, cost of revenue was approximately $5,462,000 and $5,635,000, respectively, a decrease of approximately $173,000. Product cost of revenue was approximately $4,426,000 and $4,878,000, respectively, for the six months ended June 30, 2021 and 2020, a decrease of approximately $452,000. This decrease was related to certain costs associated with the rapid ramp-up of production of approximately $884,000 during the period ended June 30, 2020 that did not recur during the period ended June 30, 2021. These decreases were offset by the negative impact of non-recurring costs related to prior years tariffs as a result of an audit by the German Customs Authorities of approximately $732,000 and the offsetting non-recurring positive impact of the Employee Retention Tax Credit of approximately $388,000, both of which were recorded in the first quarter of 2021. Product gross margins were approximately 79% for the six months ended June 30, 2021, and approximately 72% for the six months ended June 30, 2020. Excluding the impact of the non-recurring costs outlined above, product gross margins were approximately 81% for the six months ended June 30, 2021.

Research and Development Expenses

For the six months ended June 30, 2021, research and development expenses were approximately $5,981,000 as compared to research and development expenses of approximately $4,371,000 for the six months ended June 30, 2020, an increase of approximately $1,610,000. This increase was due to an increase in costs associated with our clinical trial activities of approximately $839,000, an increase in salaries related to our clinical trial activities of approximately $457,000 due to the hiring of clinical expertise, an increase in rent expense of approximately $181,000 related to rent expense on our new facility and an increase in non-grant related research and development labor and other costs of approximately $133,000.

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Legal, Financial and Other Consulting Expenses

Legal, financial and other consulting expenses were approximately $1,426,000 for the six months ended June 30, 2021, as compared to approximately $1,365,000 for the six months ending June 30, 2020. The increase of approximately $61,000 was due to an increase in hiring fees of approximately $105,000 due to the hiring of certain senior level personnel and an increase in consulting fees of approximately $150,000 primarily related to certain financial advisory and information systems consulting fees. These increases were offset by decreases in legal fees of approximately $157,000 and accounting fees of approximately $37,000.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were approximately $17,531,000 for the six months ended June 30, 2021, as compared to $12,908,000 for the six months ended June 30, 2020, an increase of $4,623,000. This increase is related to an increase in salaries, commissions and related costs of approximately $2,699,000, an increase in royalty expenses of approximately $312,000 due to the increase in product sales, and an increase in non-cash restricted stock expense of approximately $849,000 related to restricted stock units granted to the Company’s executive officers, an increase in non-cash stock compensation expense of approximately $450,000, an increase in commercial insurance of approximately $260,000 and an increase in sales and marketing costs, which include advertising and conference attendance and other general and administrative expenses of approximately $243,000. These increases were offset by a decrease in travel and entertainment costs of approximately $190,000 due primarily to travel restrictions related to the COVID-19 pandemic.

Interest Expense, net

For the six months ended June 30, 2021, interest income was approximately $3,000, as compared to interest expense of approximately $579,000 for the six months ended June 30, 2020. This decrease in net interest expense of approximately $582,000 was the result of the payoff of our outstanding term loans with Bridge Bank in December of 2020.

Gain (Loss) on Foreign Currency Transactions

For the six months ended June 30, 2021, the loss on foreign currency transactions was approximately $1,071,000 as compared to a gain of approximately $36,000 for the six months ended June 30, 2020. The 2021 loss was directly related to the decrease in the spot exchange rate of the Euro to the U.S. dollar at June 30, 2021 as compared to December 31, 2020. The spot exchange rate of the Euro to the U.S. dollar was $1.18 per Euro at June 30, 2021, as compared to $1.22 per Euro at December 31, 2020. The 2020 gain was directly related to the increase in the spot exchange rate of the Euro at June 30, 2020 as compared to December 31, 2019.

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Liquidity and Capital Resources

Since inception, our operations have been primarily financed through the issuance of debt and equity securities. At June 30, 2021, we had current assets of approximately $77,085,000 including cash on hand of approximately $65,609,000 and current liabilities of approximately $10,796,000. During the period from January 1, 2020 through July 15, 2020, we raised approximately $26,427,000 by utilizing our ATM facility with co-agents Jefferies LLC and B. Riley FBR. In addition, we received net proceeds of approximately $53,800,000 from our underwritten public offering that closed on July 24, 2020. Also, we received approximately $1,127,000 in cash from the approved sale of our net operating losses and research and development credits from the State of New Jersey during the three months ended June 30, 2021.

We believe that we have sufficient cash to fund our operations well into the future.

Second Half and Full Year 2021 Product Revenue Guidance

We continue to see underlying strength in our core markets and therefore continue to expect strong growth of at least 30% Y-Y in core, non-COVID-19 product sales for the remainder of the year, as well as at least 30% Y-Y growth in full year 2021 core, non-COVID-19 product sales. Overall, we expect second half 2021 product sales to exceed first half 2021 product sales.

We believe the COVID-19 pandemic has increased awareness and usage of CytoSorb as a treatment to reduce cytokine storm in many countries worldwide. However, the COVID-19 pandemic continues to add uncertainty to the sales outlook, especially since we are unable to predict the course of the pandemic. Vaccinations have increased globally, but new cases and hospitalizations are being driven by additional COVID-19 variants and we are unable to predict what impact, if any, the COVID-19 pandemic may have on sales for the remainder of the year. Given this uncertainty, and to be conservative, we expect product sales associated with COVID-19 treatments to be less than $1 million in the second half of 2021, compared to approximately $3.5 million in the first half of 2021.

For additional information, please see the Company’s Form 10-Q for the period ended June 30, 2021, filed on August 3, 2021 on http://www.sec.gov.

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Conference Call

The company will conduct its second quarter operating and financial results call today at 4:30 p.m. Eastern time. It will be archived for replay following the conference call.

Conference Call Details:

Toll free: 1-877-451-6152

International: 1-201-389-0879

Conference ID: 13721110

It is recommended that participants dial in approximately 10 minutes prior to the start of the call. There will also be a simultaneous live webcast of the conference call that can be accessed through the following audio feed link: http://public.viavid.com/index.php?id=145516

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in the treatment of life-threatening conditions in intensive care and cardiac surgery using blood purification.  Its flagship product, CytoSorb® is approved in the European Union with distribution in 68 countries around the world, as an extracorporeal cytokine adsorber designed to reduce the “cytokine storm” or “cytokine release syndrome” seen in common critical illnesses that may result in massive inflammation, organ failure and patient death. These are conditions where the risk of death can be extremely high, yet few to no effective treatments exist.  CytoSorb is also being used during and after cardiothoracic surgery to remove inflammatory mediators that can lead to post-operative complications, including multiple organ failure.  More than 143,000 CytoSorb devices have been delivered to date.  CytoSorb was originally introduced into the European Union under CE-Mark as a first-in-kind cytokine adsorber.  Additional CE-Mark label expansions were received for the removal of bilirubin and myoglobin in clinical conditions such as liver disease and trauma, respectively, and both ticagrelor and rivaroxaban during cardiothoracic surgery. CytoSorb has also received FDA Emergency Use Authorization in the United States for use in critically ill COVID-19 patients with imminent or confirmed respiratory failure.  CytoSorbents’ technology has also been granted FDA Breakthrough Designation for the removal of ticagrelor in a cardiopulmonary bypass circuit during emergent and urgent cardiothoracic surgery, and if FDA clearance is obtained, would be marketed as DrugSorb-ATR™ in the United States.

CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of more than $39.5 million from DARPA, the U.S. Department of Health and Human Services (HHS), the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), the U.S. Army, the U.S. Air Force, U.S. Special Operations Command (SOCOM), Air Force Material Command (USAF/AFMC), and others. The Company has numerous marketed products and products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and registered trademarks, and multiple patent applications pending, including ECOS-300CY®, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend-BGA™, VetResQ®, K+ontrol™, DrugSorb™, DrugSorb-ATR™, ContrastSorb, and others.  For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

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Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, anticipated future results and performance, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 9, 2021, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
CytoSorb sales	$11,360	$9,451	$21,504	$17,607
Other sales	5	69	5	69
Total product sales	11,365	9,520	21,509	17,676
Grant income	659	275	1,114	826
Total revenue	12,024	9,795	22,623	18,502
Cost of revenue	2,710	3,250	5,462	5,635
Gross profit	9,314	6,545	17,161	12,867
Other Expenses:
Research and development	3,699	2,406	5,981	4,371
Legal, financial and other consulting	718	846	1,426	1,365
Selling, general and administrative	9,822	6,591	17,531	12,908
Total expenses	14,239	9,843	24,938	18,644
Loss from operations	(4,925)	(3,298)	(7,777)	(5,777)
Other income/(expense):
Interest income (expense), net	13	(274)	3	(579)
Gain (loss) on foreign currency transactions	234	705	(1,071)	36
Total other income (expense), net	247	431	(1,068)	(543)
Loss before benefit from income taxes	(4,678)	(2,867)	(8,845)	(6,320)
Benefit from income taxes	--	--	--	--
Net loss	$(4,678)	$(2,867)	$(8,845)	$(6,320)
Basic and diluted net loss per common share	$(0.11)	$(0.08)	$(0.20)	$(0.18)
Weighted average number of shares of common stock outstanding	43,317,578	36,483,355	43,280,266	35,232,308
Net loss	$(4,678)	$ (2 ,867 )	$(8,845)	$(6,320)
Other comprehensive income (loss):
Currency translation adjustment	(264)	(605)	893	5
Comprehensive loss	$(4,942)	$(3,472)	$(7,952)	$(6,315)

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CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	June 30, 2021	December 31, 2020
ASSETS:
Current Assets:
Cash and cash equivalents	$65,609	$71,422
Grants and accounts receivable, net	5,755	5,159
Inventories	3,689	2,674
Prepaid expenses and other current assets	2,032	3,198
Total current assets	77,085	82,453

Property and equipment, net	3,058	2,120
Right of use asset	13,264	1,029
Other assets	4,786	4,348
TOTAL ASSETS	$98,193	$89,950

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$2,166	$1,835
Lease liability - current portion	252	447
Accrued expenses and other current liabilities	8,378	7,871
Total current liabilities	10,796	10,153
Lease liability, net of current portion	13,012	582
TOTAL LIABILITIES	23,808	10,735

Total stockholders’ equity	74,385	79,215

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$98,193	$89,950

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Investor Relations Contact:

Terri Anne Powers

Vice President, Investor Relations

and Corporate Communications

(732) 482-9984

tpowers@cytosorbents.com

U.S. Public Relations Contact:
Eric Kim Rubenstein Public Relations
212-805-3052
ekim@rubensteinpr.com

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